January 24, 2013

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

We are very pleased to report net income of $4.5 million for 2012 for United Bancorp, Inc., which is a significant improvement over the levels in each of the last four years. Other highlights of 2012 included:

•	Continued improving trends in profitability
•	Noninterest income reached record levels
•	Favorable operating leverage compared to 2011
•	Improving trends in credit quality measures
–	Allowance for loan losses/nonperforming loans at 134.6%
–	31.5% decrease in nonperforming assets in 2012
–	Nonperforming assets were 2.22% of total assets at year-end, and were at their lowest levels since the first quarter of 2008
•	Memorandum of Understanding with regulators terminated
•	Capital ratios remained strong and continued to improve

The enclosed press release details our financial results for the quarter and full year ended December 31, 2012, and we encourage you to review it for more in-depth financial information. We anticipate filing our annual report on Form 10-K with the Securities & Exchange Commission in March 2013, and additional details of our financial results will be available at that time.

We thank you for your support, encouragement and dedication to United, and we encourage you to contact us with your questions or comments.

Sincerely,

/s/ James C. Lawson	/s/ Robert K. Chapman
James C. Lawson	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

2723 South State Street • Ann Arbor, MI  48104 • 734.214.3700 • ubat.com. • Post Office Box 1127 • Ann Arbor, MI  48106-1127